                                                                    EXHIBIT 99.1

                            CROWN VANTAGE ANNOUNCES
                        TERMINATION OF LETTER OF INTENT

CINCINNATI, October 9, 2000 - Crown Vantage Inc. (OTC Bulletin Board: CVANQ) and its wholly owned subsidiary Crown Paper Co., announced today that the letter of intent dated September 11, 2000, between Crown Acquisition Corporation ("CAC") and Crown Paper has been terminated by CAC. As previously announced, the letter of intent contemplated the sale to CAC of substantially all of the assets of Crown Paper. CAC stated that it terminated the letter of intent because the definitive agreement had not been executed by September 27, 2000, and alleged that certain conditions precedent could not be satisfied by Crown Paper. Despite terminating the letter of intent, CAC has expressed interest in acquiring the St. Francisville mill.

Bob Olah, CEO of Crown Vantage and Crown Paper, commented, "While we are disappointed that the CAC transaction will not progress as planned, we feel that certain requested changes to the letter of intent did not yield fair market value for the assets being discussed. However, we are encouraged by the interest shown by other parties, not only in the mills that CAC was to purchase, but in all of the Company's mills. We are currently working with these parties in the diligence process." Olah continued, "The Crown management team remains focused on our responsibility to negotiate a deal or package of deals that delivers maximum value and provides both the ability to continue serving our customers and the avenue to emerge from bankruptcy."

Prior to the termination of the letter of intent, Crown sought and received an extension of the exclusivity period until December 25, 2000, for producing a plan of reorganization.

Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include, but are not limited to, the failure to reach equitable agreement with currently interested parties for the sale of portions or all of the company's assets, the inability to gain the endorsement of stakeholders or the court for prospective agreement(s), or the inability to complete a plan of reorganization.